Exhibit 3.3

                                                        Document Number
                                                        20070603587-28
                                                        --------------------
                                                        Filing Date and Time
                                                        08/31/2007 3:01 PM
                                                        --------------------
                                                        Entity Number
                                                        E0516602207-6
                                                        --------------------
                                                        Filed in the
                                                        office of
                                                        /s/ Ross Miller
                                                        Ross Miller
                                                        Secretary of State

-----------------------------------------------------------------------------

              ROSS MILLER
              Secretary of State
/State Seal/  101 North Carson Street, Suite 3
              Carson City, Nevada 89701-4299
              (775) 684 5708
              Website: secretaryofstate.biz

                         --------------------------------
                         /  Certificate of Designation  /
                         /  (PURSUANT TO NRS 78.1955)   /
                         --------------------------------

                           Certificate of Designation
                         For Nevada Profit Corporations
                           (Pursuant to NRS 78.1955)


1. Name of corporation:

Laguna Lulu (File Number E0156602207-6)

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The corporation's Series A Preferred shares shall be designated as "Callable and Convertible Preferred Stock" which currently represents none of the issued and outstanding Preferred shares.

The corporation has the right to call for and purchase these shares at any time, or if the corporation should designate that these shares are deemed not callable, the holders of these Series A Preferred Shares shall have the right to cause the corporation to redeem shares for Common Stock at any time. Each holder of the Callable and Convertible Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, into shares of the Common Stock of the corporation, as follows:
each share of the Convertible Series A Preferred Stock can be exchanged for one hundred (100) shares of Common Stock of the corporation.

3. Effective date of filing (optional):

4. Officer Signature (Required):   X  /s/ Marlena Niemann
                                   ----------------------
                                          Marlena Niemann
                                          President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.